[LETTERHEAD OF COOPERS & LYBRAND]



May 14, 1996


Mr. Jeremiah J. Cole, Jr.
Vice President of Finance and Administration
FOCUS Enhancements, Inc.
800 West Cummings Park - Suite 4500
Woburn, MA 01801

Dear Mr. Cole:

This  is  to  confirm  that  the  client-auditor   relationship   between  FOCUS
Enhancements, Inc. (Commission File Number 1-11860) and Coopers & Lybrand L.L.P. has ceased.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.


cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 11-3
      450 Fifth Street, N.W.
      Washington, D.C. 20549





    Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.